Filed Pursuant to Rule 424(b)(1)
Registration No. 333-197047

6,720,443 Shares of Class A Common Stock

Silvercrest Asset Management Group Inc. is registering the resale from time to time by the selling stockholders identified in this prospectus or a supplement hereto of up to 6,720,443 shares of its Class A common stock, par value $0.01 per share, of which 4,705,449 shares are issuable upon exchange of Class B units of Silvercrest L.P. Silvercrest Asset Management Group Inc. is organized under the laws of the State of Delaware and is the general partner of Silvercrest L.P., a Delaware limited partnership.

The selling stockholders may offer the shares from time to time as each selling stockholder may determine through public or private transactions or through other means described in the section entitled “Plan of Distribution” or a supplement to this prospectus. Each selling stockholder may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

The registration of these shares does not necessarily mean that any holders will sell any of their shares or exchange their Class B units, which exchanges are subject to the restrictions set forth in the resale and registration rights agreement that we entered into with our principals. None of the executive officers of Silvercrest Asset Management Group Inc. have any present plans to sell any shares of Class A common stock. We will not receive any cash proceeds from the sale of any of our shares of Class A common stock by the selling stockholders.

Our Class A common stock is traded on the Nasdaq Global Market under the symbol “SAMG.” On July 15, 2014, the Nasdaq Global Market official closing price of our Class A common stock was $16.62 per share.

Investing in our Class A common stock involves a high degree of risk. See “Risk Factors” beginning on page 1 of this prospectus to read about factors you should consider before buying our Class A common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 16, 2014.

ABOUT THIS PROSPECTUS

We have not authorized anyone to provide you with information or to make any representations about anything not contained in this prospectus or the documents incorporated by reference in this prospectus. You must not rely on any unauthorized information or representations. We are only offering to issue, and only seeking offers to acquire, the shares of Class A common stock covered by this prospectus, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained or incorporated by reference in this prospectus is current only as of its date, regardless of the time and delivery of this prospectus or of any sale of the shares.

You should read carefully the entire prospectus, as well as the documents incorporated by reference in the prospectus, before making an investment decision.

SILVERCREST ASSET MANAGEMENT GROUP INC.

This summary highlights information contained elsewhere or incorporated by reference into this prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing in our Class A common stock. You should read this entire prospectus carefully, including the section entitled “Risk Factors” and the documents that we incorporate by reference into this prospectus, before making an investment decision. As used in this prospectus, unless otherwise specified or the context requires otherwise, the terms “we” or “us” refer to Silvercrest Asset Management Group Inc. and its subsidiaries, including Silvercrest L.P.

Overview

We are a premier, full-service wealth management firm focused on providing financial advisory and related family office services to ultra-high net worth individuals and institutional investors. In addition to a wide range of investment capabilities, we offer a full suite of complementary and customized family office services for families seeking comprehensive oversight of their financial affairs. As of March 31, 2014, our assets under management were $16.2 billion.

Company Information

Our principal executive offices are located at 1330 Avenue of the Americas, 38th Floor, New York, New York 10019 and our main telephone number is (212) 649-0600. Our website address is www.silvercrestgroup.com. We do not incorporate by reference into this prospectus the information on our website, and you should not consider it as part of this prospectus.

RISK FACTORS

Investing in our Class A common stock involves a high degree of risk. You should consider carefully the risk factors described in “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2013 filed with the Securities and Exchange Commission on March 20, 2014, which report is incorporated by reference herein, as such information may be amended or supplemented in our subsequently filed Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K, and all other information contained in or incorporated by reference in this prospectus, before deciding to invest in our Class A common stock.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Forward-looking statements provide our current expectations, or forecasts, of future events. Forward-looking statements include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Words or phrases such as “anticipate,” “believe,” “continue,” “ongoing,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project” or similar words or phrases, or the negatives of those words or phrases, may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking.

Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Our actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors summarized in the section of this prospectus entitled “Risk Factors” and as further described in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the Securities and Exchange Commission on March 20, 2014, incorporated by reference herein, as such information may be amended or supplemented in our subsequently filed Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K. Accordingly, you should not unduly rely on these forward-looking statements, which speak only as of the date of this prospectus. We undertake no obligation to publicly revise any forward-looking statements to reflect circumstances or events after the date of this prospectus, or to reflect the occurrence of unanticipated events. You should, however, review the factors and risks we describe in the periodic and other reports we will file from time to time with the Securities and Exchange Commission, or SEC, after the date of this prospectus.

Forward-looking statements include, but are not limited to, statements about:

•	our anticipated future results of operations;

•	our potential operating performance and efficiency and any related reputational harm or negative perceptions in the market;

•	our expectations with respect to future levels of assets under management, inflows and outflows;

•	our financing plans, issuance of debt or senior equity securities, cash needs and liquidity position;

•	our intention to pay dividends and our expectations about the amount of those dividends;

•	our expected levels of compensation to our employees and our expected ability to hire and retain qualified investment professionals;

•	our expectations with respect to future expenses and the level of future expenses;

•	our expected tax rate, and our expectations with respect to deferred tax assets;

•	our estimates of future amounts payable pursuant to our tax receivable agreements and the contingent value rights we have issued;

•	our ability to retain clients from whom we derive a substantial portion of our assets under management;

•	our ability to maintain our fee structure;

•	our particular choices with regard to investment strategies employed;

•	our ability to handle market volatility in any and all markets to which we have exposure;

•	the cost of complying with current and future regulation, coupled with the cost of defending ourselves from related investigations or litigation;

•	failure of our operational safeguards against breaches in data security, privacy, conflicts of interest or employee misconduct;

•	our ability to compete in an intensely competitive industry; and

•	our reliance on prime brokers, custodians, administrators and other agents.

The reports that we file with the SEC, accessible on the SEC’s website at www.sec.gov, identify additional factors that can affect forward-looking statements.

USE OF PROCEEDS

We will not receive any cash proceeds from the sale of shares of our Class A common stock by the selling stockholders pursuant to this prospectus. The selling stockholders will bear any underwriting commissions and discounts attributable to their sale of shares of our Class A common stock.

SELLING STOCKHOLDERS

As of the date of this prospectus, the selling stockholders collectively hold 2,014,984 shares of our Class A common stock and 4,705,449 Class B units of Silvercrest L.P. which may be exchanged for an equivalent number of shares of Class A common stock. The Class B units were distributed to the selling stockholders in connection with the reorganization of our company on June 26, 2013, immediately prior to the consummation of our initial public offering. Each share of our Class A common stock and Class B common stock is entitled to one vote per share on all matters submitted to a vote of our stockholders.

Pursuant to the terms of the second amended and restated limited partnership agreement of Silvercrest L.P. and an exchange agreement entered into between us and the limited partners of Silvercrest L.P. (referred to as principals), each Class B unit of Silvercrest L.P. held by a principal is exchangeable for one share of our Class A common stock, subject to certain exchange timing and volume limitations described below. All Class B units held by a principal will be exchanged automatically for shares of our Class A common stock upon the termination of employment of such principal, other than in the case of retirement, subject to certain limitations described in an exchange agreement that we also entered into with our principals. Pursuant to the exchange agreement, as long as a principal is employed by us, each year, the principal and his or her permitted transferees may collectively exchange vested Class B units in an amount that does not exceed 20% of all Class B units that such principal and his or her permitted transferees collectively held on the first day of that year. Notwithstanding the foregoing, each principal has committed to retain at least 25% of the number of Class B units held by the principal on July 2, 2013. Any principal who is hired by us after July 2, 2013 may not exchange Class B units during his or her first year of employment.

In addition, we entered into a resale and registration rights agreement with our principals pursuant to which we agreed to file a registration statement to register the resale of the shares of Class A common stock issued upon exchange of Class B units pursuant to the exchange agreement described above. Pursuant to the resale and registration rights agreement, principals are permitted to sell shares of Class A common stock issued upon exchange of Class B units during the first 10-day period of the open trading window of each quarter by submitting a request to the executive committee of Silvercrest L.P. to sell a specified number of shares. The executive committee may, in its discretion, deny the request of any principal to sell his or her underlying shares of Class A common stock.

Selling stockholders shall not sell any of our Class A common stock pursuant to this prospectus until we have identified such selling stockholders, any relationship any selling stockholder has had with us in the three years prior to any such sale, the total number of shares of Class A common stock held by each selling stockholder before and after the sale and the number of shares of Class A common stock being offered for resale by such selling stockholders in a subsequent prospectus supplement. However, subject to the terms of the resale and registration rights agreement, the selling stockholders may sell or transfer all or a portion of their common stock pursuant to any available exemption from the registration requirements of the Securities Act.

The table below describes certain selling stockholders’ beneficial ownership of our Class A common stock and Class B common stock (i) as of the date of this prospectus and (ii) assuming the selling stockholder has exchanged all Class B units currently owned by it for the equivalent number of our shares of Class A common stock and resold all such shares of our Class A common stock pursuant to this prospectus. Information about additional selling stockholders, if any, including their identities and the Class A common stock to be registered on their behalf, will be set forth in a prospectus supplement, in a post-effective amendment or in filings we make with the SEC under the Exchange Act that are incorporated by reference into this prospectus. Information concerning any the selling stockholders may change from time to time. Any changes to the information provided below will be set forth in a supplement to this prospectus, in a post-effective amendment or in filings we make with the SEC under the Exchange Act that are incorporated by reference into this prospectus if and when necessary.

	Beneficial Ownership Prior to this Offering(1)					Beneficial Ownership After this Offering(1)(2)
Name and Address of Selling Stockholder	Number of Shares of Class A Common Stock (Column A)	Number of Shares of Class B Common Stock (Column B)	Percentage of Class A Common Stock (Column C)	Percentage of Class B Common Stock (Column D)	Number of Shares of Class A Common Stock that may be sold in the offering (Column E)	Number of Shares of Class A Common Stock (Column F)	Number of Shares of Class B Common Stock (Column G)	Percentage of Class A Common Stock (Column H)	Percentage of Class B Common Stock (Column I)
Estate of G. Moffett Cochran (3)	1,893,857	—	25.2%	—	1,893,857	—	—	—	—
David K. Murdock, Jr. (4)	1,297	—	*	—	1,297	—	—	—	—

*	Less than one percent
1)	Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Securities and Exchange Act of 1934, as amended, or the Exchange Act. Unless otherwise noted, each person or group identified, possess sole voting and investment power with respect to the shares. In calculating the number of shares beneficially owned by each selling stockholder prior to and after this offering, we have based our calculations on 7,524,271 shares of Class A common stock and 4,705,449 shares of Class B common stock, each outstanding as of June 25, 2014.
2)	Assumes the sale of all shares of Class A common stock by the selling stockholder pursuant to this prospectus.
3)	The address for the Estate of G. Moffett Cochran is c/o Silvercrest Asset Management Group Inc., 1330 Avenue of the Americas, New York, New York 10019. The executors of the Estate are L. Price Blackford, Hamilton E. James and H.C. Stuart Cochran. The address for each executor is c/o Silvercrest Asset Management Group Inc., 1330 Avenue of the Americas, New York, New York 10019.
4)	The address for Mr. Murdock is c/o Silvercrest Asset Management Group Inc., 1330 Avenue of the Americas, New York, New York 10019.

PLAN OF DISTRIBUTION

The selling stockholders (which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer) may, from time to time, sell, transfer or otherwise dispose of any or all of their shares on the Nasdaq Global Market or any other stock exchange, market or trading facility on which the shares are listed, quoted or traded, including the over-the-counter market, or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. The offering price of the shares from time to time will be determined by the selling stockholder and, at the time of determination, may be higher or lower than the market price of our Class A common stock on the Nasdaq Global Market.

The selling stockholders may offer their shares from time to time pursuant to one or more of the following methods:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	agreements by broker-dealers with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. The selling stockholders are not obligated to, and there is no assurance that the selling stockholders will, sell all or any of the shares we are registering. The selling stockholders may transfer, devise or gift such shares by other lawful means not described in this prospectus.

In connection with the sale of our shares, the selling stockholders may sell the shares directly or through broker-dealers acting as a principal or agent, or pursuant to a distribution by one or more underwriters on a firm commitment or best efforts basis. The selling stockholders may also enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders, broker-dealers or agents that participate in the sale of the Class A common stock may be “underwriters” within the meaning of Section 2(11) of the Securities Act.

Any discounts, commissions, concessions or profit that they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may have liability as underwriters under the Securities Act.

The aggregate proceeds to each selling stockholder from the sale of our Class A common stock offered by them will be the purchase price of the Class A common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of our Class A common stock to be made directly or through agents. We will not receive any of the proceeds from an offering by the selling stockholders.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of any of their secured obligations, the pledgees or secured parties may offer and sell the shares from time to time under this prospectus as it may be supplemented from time to time, or under an amendment to this prospectus under Rule 424(b) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

To the extent required, the shares to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealers or underwriters, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, our Class A common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states our Class A common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to activities of certain of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

Upon our notification by a selling stockholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of shares through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file an amendment or a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing certain material information, including:

•	the number of shares being offered;

•	the names of such selling stockholder and the participating underwriters, broker-dealers or agents;

•	any discounts, commissions or other compensation paid to underwriters or broker-dealers and any discounts, commission or concessions allowed or re-allowed or paid by any underwriters to dealers;

•	the public offering price; and

•	other material terms of the offering.

In the ordinary course of business, certain of the underwriters, broker-dealers or agents and their affiliates who may become involved in the sale of the Class A common stock may be customers and/or suppliers of, engage in transactions with, and perform services for, us.

We will pay all the fees and expenses incurred by us incident to the registration of the shares, except for underwriting discounts and commissions, fees and disbursements for counsel for any selling stockholder and certain other expenses, all of which will be borne by the selling stockholders.

We have agreed to indemnify the selling stockholders and their affiliates and representatives against certain liabilities, including liabilities arising under the Securities Act, in connection with the registration of the resale of the shares to which this prospectus relates.

LEGAL MATTERS

The validity of the securities being offered hereby will be passed upon by Bingham McCutchen LLP, New York, New York.

EXPERTS

The consolidated financial statements of Silvercrest Asset Management Group Inc. and its subsidiaries (the “Company”) as of December 31, 2013 and 2012 and for each of the three years in the period ended December 31, 2013, incorporated by reference in this prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated by reference herein, which report expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph referring to the completion of the Company’s initial public offering, its reorganization and accounting predecessor. Such financial statements have been so included and incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

The SEC allows us to ‘incorporate by reference’ information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information that we incorporate by reference is considered to be part of this prospectus. Because we are incorporating by reference our future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some or all of the information included or incorporated in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded.

We file electronically with the SEC our annual reports on Form 10-K, quarterly interim reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act. Our SEC file number is 001-35733. We make available on or through our website, free of charge, copies of these reports as soon as reasonably practicable after we electronically file or furnish them to the SEC. You can also request copies of such documents by contacting our General Counsel, David Campbell, at (212) 649-0600. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. The SEC maintains a website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including us. The SEC’s website can be found at http://www.sec.gov.

All documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after this registration statement is declared effective, and before the end of any offering made under this prospectus will be incorporated by reference into this prospectus and will automatically update and supersede the information in this prospectus and any previously filed document. We incorporate by reference the following information that has been filed with the SEC:

•	our annual report on Form 10-K for the year ended December 31, 2013, filed with the SEC on March 20, 2014;

•	our quarterly report on Form 10-Q for the quarterly period ended March 31, 2014, filed with the SEC on May 15, 2014;

•	our proxy statement in Schedule 14A filed with the SEC on April 30, 2014;

•	our current report on Form 8-K filed on March 25, 2014; and

•	our Registration Statement on Form 8-A filed on June 26, 2013.

Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus or in a later filed document that is incorporated or deemed to be incorporated herein by reference modifies or replaces such information.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. We will provide this information upon written or oral request and at no cost to the requester. Requests for this information must be made to our General Counsel, David Campbell, at 1330 Avenue of the Americas, New York, NY 10019, or by telephone at (212) 649-0600.